Exhibit 10.2

EXECUTION COPY

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.

(as successor in interest to Alliance Resource GP, LLC)

FIRST AMENDMENT

Dated as of June 26, 2008

to

NOTE PURCHASE AGREEMENT

Dated as of August 16, 1999

Re: $180,000,000 8.31% Senior Notes

Due August 20, 2014

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT dated as of June 26, 2008 (the or this “First Amendment”) to the Note Purchase Agreement dated as of August 16, 1999 is between ALLIANCE RESOURCE OPERATING PARTNERS, L.P. (as successor in interest to Alliance Resource GP, LLC), a Delaware limited partnership (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Signatory Noteholders”).

RECITALS:

A. Alliance Resource GP, LLC, The Prudential Insurance Company of America, UNUM Life Insurance Company of America, Provident Life and Accident Insurance Company, IDS Life Insurance Company, American Enterprise Life Insurance Company, SAFECO Life Insurance Company, General Electric Capital Assurance Company, Colonial Penn Insurance Company, First Colony Life Insurance Company, Heritage Life Insurance Company, and GE Capital Life Assurance Company of New York heretofore originally entered into the Note Purchase Agreement dated as of August 16, 1999 (the “Note Purchase Agreement”). Alliance Resource GP, LLC has heretofore issued the $180,000,000 8.31% Senior Notes due August 20, 2014 (the “Notes”) dated August 20, 1999 pursuant to the Note Purchase Agreement, and the Company has heretofore assumed the obligations of Alliance Resource GP, LLC under the Note Purchase Agreement and with respect to the Notes pursuant to that certain Assumption Agreement. The Signatory Noteholders are the holders of 86.11% of the outstanding principal amount of the Notes, thereby constituting the “Required Holders.”

B. The Company and the Signatory Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth, with the effect that this First Amendment, when executed and delivered by the Company and the Signatory Noteholders, shall become binding upon all holders of the Notes (all such holders the “Noteholders”).

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Signatory Noteholders (on behalf of all Noteholders) do hereby agree as follows:

SECTION 1. AMENDMENTS.

Section 1.1. Section 9 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. The Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated or consistent with the existing practices of the Company and its Restricted Subsidiaries as of the date hereof and disclosed in the MLP’s Form 10-K for the fiscal year ended December 31, 2007.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes. The Company will, and will cause each of its Restricted Subsidiaries to, file all income tax returns and all other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies) in the form of a tax) imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary; provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Legal Existence, Etc. Subject to and except as permitted by Section 10.4, the Company will at all times preserve and keep in full force and effect its legal existence as a limited partnership. Subject to and except as permitted by Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Ranking; Covenant to Secure Notes Equally. The Company will ensure that, at all times, all liabilities of the Company under the Notes will rank in right of payment either pari passu or senior to all other Debt of the Company, except for Debt which is preferred as a result of being secured as permitted by Section 10.3 (but then only to the extent of such security). The Company will, if it or any Restricted Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.3 (unless prior, written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

Section 9.7. Performance of Related Documents. Subject to Sections 9.5, 10.4 and 10.5, the Company will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Required Holders and make to each other party to each such Related Document such demands and requests for information and reports or for action as the Company or any of its Subsidiaries is entitled to make under such Related Document, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 9.8. Maintenance of Controlled Reserve Base. The Company will maintain a controlled reserve base of sufficient mineable tonnage of coal such that the ratio of aggregate controlled mineable tons of coal over current annual production levels of tons of coal per year is greater than 125% of the remaining duration of the Notes. For purposes of this Section 9.8, a “controlled reserve base” of coal denotes the aggregate of coal reserves which may be economically and legally mined by the Company or a Restricted Subsidiary at the time of the reserve determination. In making any determination of reserves for the purpose of this Section 9.8, the Company may include properties (“Option Properties”) which may be acquired by the Company or a Restricted Subsidiary under a valid and enforceable option or purchase contract which is subject to no conditions other than the payment of the purchase price provided for under such option or contract (the “Contract Price”); provided that to the extent and for so long as the Company shall elect to include Option Properties in any such determination, (a) the amount equal to the Contract Price could then be incurred as Debt without causing a Default or Event of Default to exist (the “Notional Debt”) and (b) assuming for all purposes of Sections 10.1 and 10.7 that an amount equal to all such Notional Debt was considered to be outstanding.

Section 9.9. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Company and each Restricted Subsidiary, in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, or such Restricted Subsidiary, as the case may be.

Section 1.2. Section 10 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Financial Covenants. The Company will:

(a) Consolidated Debt to Consolidated Cash Flow Ratio. maintain at all times, a Consolidated Debt to Consolidated Cash Flow Ratio of not more than 3.5 to 1.0; provided that in connection with the consummation of a Permitted Acquisition, during the related Acquisition Period, the Company may permit the Consolidated Debt to Consolidated Cash Flow Ratio from and after the Trigger Date and for the remaining balance of the Acquisition Period to exceed 3.5 to 1.00, but in no event may such ratio exceed 4.0 to 1.0.

(b) Interest Coverage Ratio. maintain at all times, an Interest Coverage Ratio of not less than 3.5 to 1.0.

Section 10.2. Priority Debt. Anything contained in Section 10.1 to the contrary notwithstanding, the Company will not at any time permit the sum of (a) the aggregate unpaid principal amount of all Consolidated Adjusted Restricted Subsidiary Debt, plus (b) the aggregate unpaid principal amount of all Debt of the Company secured by Liens pursuant to the provisions of Section 10.3(j) to exceed 15% of Consolidated Total Assets determined as of the end of the then most recently completed fiscal quarter of the Company.

Section 10.3. Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a) Liens for property taxes, assessments or other governmental charges which are not yet due and payable and delinquent or the validity of which is being contested in good faith in compliance with Section 9.4;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the amount, applicability or validity thereof is being contested by the Company or such Restricted Subsidiary on a timely basis in good faith and by appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d) any attachments or judgment Liens for the payment of money in an aggregate amount not to exceed $10,000,000, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are contested by the Company or such Restricted Subsidiary on a timely basis in good faith and by appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary;

(e) leases or subleases granted to others, zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), and not interfering with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property or impair the use of such property;

(f) Liens on property or assets of the Company or any of its Restricted Subsidiaries securing Debt owing to the Company or to a Wholly-Owned Restricted Subsidiary or a Subsidiary Guarantor;

(g) Liens on personal property leased under leases (including synthetic leases) entered into by the Company and its Restricted Subsidiaries which are accounted for as operating leases in accordance with GAAP;

(h) easements, exceptions or reservations in any property of the Company or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(i) Liens on documents of title and the property covered thereby securing obligations in respect of letters of credit that are commercial letters of credit (i.e., obtained for the purpose of paying all or a portion of the purchase price of such property);

(j) other Liens securing Debt not otherwise permitted by paragraphs (a) through (i), provided that on the date any such Lien is created, incurred or assumed and immediately after giving effect to the incurrence of any related Debt and the concurrent retirement of any other Debt, the Company is in compliance with the provisions of Section 10.2; and

(k) Liens reflected in Schedule 5.15 securing Debt of the Company and its Restricted Subsidiaries on the effective date of the First Amendment.

For the purposes of this Section 10.3, any Person becoming a Restricted Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Restricted Subsidiary.

Section 10.4. Mergers and Consolidations. The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other Person or, except as otherwise permitted by Section 10.5, convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided, however, that the Company or any Restricted Subsidiary may consolidate or merge with, or convey, transfer or lease substantially all of its assets to, any other Person so long as (a) the surviving entity (if not the Company or such Restricted Subsidiary) or the transferee or lessee is a Solvent partnership, limited liability company or corporation organized and existing under the laws of the United States of America or any State thereof, (b)(i) in the case of the Company, if the Company is not the surviving entity, or it shall convey, transfer or lease its assets to another Person, the surviving entity, transferee or lessee expressly assumes in writing the Company’s obligations under the Notes and this Agreement and each Subsidiary Guarantor shall affirm in writing its respective obligations under the Subsidiary Guaranty Agreement, and (ii) in the case of a Restricted Subsidiary, if such Restricted Subsidiary is not the surviving entity, or it shall convey, transfer or lease its assets to another Person, the surviving entity, transferee or lessee shall be, or upon consummation of such transaction, become, a Restricted Subsidiary with respect to which the Company shall have at least the same degree of ownership and control as it had with respect to such disappearing Restricted Subsidiary and, in the case of a Restricted Subsidiary which is a Subsidiary Guarantor, such surviving entity, transferee or lessee shall expressly assume, in writing, the obligations of such disappearing Subsidiary Guarantor in respect of its Subsidiary Guaranty Agreement, and (iii) in the case of either clause (i) or (ii) above, the Company shall have caused to be delivered to each holder of Notes an opinion of independent counsel satisfactory to the Required Holders to the effect that all agreements or instruments effecting such assumptions are enforceable in accordance with their terms and comply with the terms thereof, and (c) at the time of such consolidation, merger, conveyance, transfer or lease and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. Upon consummation of any such conveyance or transfer (other than by way of lease) of substantially all of the assets of the Company or any successor Person, the transferor shall be released from its obligations hereunder and under the Notes, but no such release shall have the effect of releasing the Company or any other Person that shall have become such in the manner prescribed in this Section 10.4 from its liability hereunder or under the Notes.

Section 10.5. Transfer of Assets. The Company will not, and will not permit any Restricted Subsidiary to, Transfer assets (except assets Transferred for Fair Market Value in the ordinary course of business); provided that the foregoing restrictions do not apply to:

(1) the Transfer of assets (x) by the Company to a Wholly Owned Restricted Subsidiary, or (y) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary with respect to which the Company shall have at least the same degree of ownership and control as it had with respect to the transferring Restricted Subsidiary, or (z) constituting Capital Stock of an Unrestricted Subsidiary; or

(2) the Transfer of assets for cash or other property to a Person or Persons if all of the following conditions are met:

(i) such assets (valued at net book value at the time of such Transfer) do not, together with all other assets of the Company and its Restricted Subsidiaries previously Transferred (valued at net book value at the time of their Transfer) (other than in the ordinary course of business) within 365 days immediately preceding the date of such Transfer, exceed 15% of Consolidated Total Assets (determined as of the last day of the fiscal year of the Company ending on, or most recently ended prior to, such Transfer);

(ii) in the opinion of the board of directors of the Company or its General Partner, such Transfer is for Fair Market Value and is in the best interests of the Company; and

(iii) immediately after giving effect to such Transfer, and the application of the proceeds thereof, no Default or Event of Default would exist.

Computations under this Section 10.5 shall include all issues or sales of any Capital Stock of any class (including as Capital Stock for the purposes of this Section 10.5, any warrants, rights or options to purchase or otherwise acquire shares or similar equity interests or other Securities exchangeable for or convertible into shares or similar equity interests) of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Restricted Subsidiary, except Capital Stock issued or sold for the purpose of qualifying directors, or except Capital Stock issued or sold in satisfaction of the validly pre-existing preemptive rights of minority shareholders or interest holders in connection with the simultaneous issuance of shares to the Company and/or Restricted Subsidiaries whereby the Company and/or such Restricted Subsidiaries maintain their same proportionate interest in such Restricted Subsidiary.

Computations under this Section 10.5 shall not include any Transfer of assets for Fair Market Value, to the extent that all or any portion of an amount equal to such Fair Market Value is applied, within 365 days after the date of such transaction, to:

(A) the purchase, acquisition or construction of similar assets which are to be used in the business of the Company and its Restricted Subsidiaries and are not subject to Liens not permitted pursuant to Section 10.3; or

(B) the repayment or prepayment of Qualified Debt; provided that the Company has, on or prior to the application of any such proceeds to the repayment or prepayment of any other Qualified Debt, offered to repay or prepay the Notes, pro rata with all other Qualified Debt then being repaid or prepaid (with any such repayment or prepayment of the Notes to be made in accordance with the terms of Section 8.3).

For purposes of this Section 10.5 the term “Qualified Debt” shall mean unsubordinated Debt of the Company or a Restricted Subsidiary, other than

(i) unsubordinated Debt owing to the Company or to any Affiliate or Restricted Subsidiary; and

(ii) unsubordinated Debt in respect of any revolving credit or similar credit facility providing the Company or any Restricted Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with payment of such unsubordinated Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of the proceeds applied to the payment of such unsubordinated Debt; provided, however, that if any such revolving credit or similar facility also contains a term (or other similar facility) such term (or other similar facility) shall constitute Qualified Debt.

Section 10.6. Restricted Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Investments other than Permitted Investments.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 10.6 such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal.

For purposes of this Section 10.6, at any time when a Person becomes a Restricted Subsidiary, all Investments of such Person at such time shall be deemed to have been made by such Person, as a Restricted Subsidiary, at such time.

Section 10.7. Restricted Payments.

(a) Limitation. The Company will not, and will not permit any of its Restricted Subsidiaries to, at any time, declare or make, or incur any liability to declare or make, any Restricted Payment; provided that the Company may make one or more Restricted Payments in each fiscal quarter of the Company if:

(i) the aggregate amount of all such Restricted Payments in such fiscal quarter would not exceed the Available Cash for the immediately preceding fiscal quarter of the Company; and

(ii) no Default or Event of Default would exist immediately before or after giving effect to such Restricted Payment; provided that for purposes of the computations pursuant to Section 10.1, “Consolidated Debt” shall be determined as of the date of declaration thereof and “Consolidated Cash Flow” shall include the period of four consecutive complete fiscal quarters of the Company most recently ended prior to such declaration.

(b) Time of Payment. Each Restricted Payment shall be made within 60 days of declaration thereof, and, notwithstanding any other provision of this Section 10.7 if the payment would have been permitted as of the date of such declaration, such payment shall be permitted if made during such 60-day period.

Section 10.8. Subsidiary Guaranty Agreement. The Company will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor to be or become obligated under and pursuant to any Guaranty of Debt of the Company under and pursuant to a Qualified Debt Agreement, unless, concurrently with, or prior to, becoming liable with respect to such Guaranty (each, a “Qualified Subsidiary Guaranty”), such Restricted Subsidiary (a “New Guarantor”) shall have (a) executed and delivered a Subsidiary Guaranty Supplement to the Subsidiary Guaranty Agreement thereby becoming a party thereto and a consent and agreement (the “Consent and Agreement”) to the Intercreditor Agreement as provided therein, (b) provided to each of the holders of Notes copies of such Subsidiary Guaranty Supplement (pursuant to which, inter alia, such Subsidiary shall affirm in writing its representations contained in the Subsidiary Guaranty Agreement) and Consent and Agreement and a legal opinion with respect thereto substantially in the form of the opinion contemplated in

Exhibit 4.4(a) with respect to such New Guarantor and the Subsidiary Guaranty Agreement, (c) delivered such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence of such Subsidiary and the authorization of the transactions contemplated by the Subsidiary Guaranty Supplement to which such Subsidiary is a party, and (d) demonstrated to the satisfaction of the Required Holders that such New Guarantor is Solvent. All Qualified Subsidiary Guaranties will be in form and substance substantially identical to the Subsidiary Guaranty Agreement (with only such changes as are necessary to properly reflect the parties and Debt involved) and the beneficiaries of any such Qualified Subsidiary Guaranty shall have become parties to the Intercreditor Agreement in the manner provided for therein, including, without limitation, by execution of an Instrument of Accession thereto. The Company will not permit any Subsidiary Guarantor to make any payments on or in respect of any Debt of the Company guaranteed by such Subsidiary Guarantor except following and as a consequence of the occurrence of a default under the Qualified Debt Agreement to which such Qualified Subsidiary Guaranty relates and a demand being made under such Qualified Subsidiary Guaranty.

Section 10.9. Restrictions on Dividends of Subsidiaries, Etc. Except for the Bank Facility, the 2008 Note Agreement, this Agreement, and any other Qualified Debt Agreement, the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement which would restrict any Restricted Subsidiary’s ability or right to pay dividends to, or make advances to or Investments in, the Company or, if such Restricted Subsidiary is not directly owned by the Company, the “parent” Subsidiary of such Restricted Subsidiary.

Section 10.10. Transactions with Affiliates. Except as set forth on Schedule 10.10, the Company will not and will not permit any Restricted Subsidiary to enter into, directly or indirectly, any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course or pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable (taken as a whole, as determined in good faith by the Board of Directors of the General Partner or its Conflicts Committee) to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.11. Change in Nature of Business. The Company will not engage, or permit any of its Restricted Subsidiaries to engage, in any business or business activity that would impair the Company’s status as a limited partnership for federal income tax purposes.

Section 10.12. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 1.3. Sections 11(f) and 11(i) of the Note Purchase Agreement shall be and are hereby amended by replacing “$10,000,000” which appears therein with “$25,000,000”.

Section 1.4. A new Section 23 shall be added to the Note Purchase Agreement to read as follows:

SECTION 23. CHANGE IN CONTROL.

(a) Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 23 and shall be accompanied by the certificate described in subparagraph (c) of this Section 23.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 23 shall be an offer to prepay, in accordance with and subject to this Section 23, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 23 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 23 shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 23 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 23 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 23; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 23 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

(f) Certain Definitions.

“Change in Control” means the occurrence of any of the following: (i) AHGP Management Investors (as defined below) shall at any time for any reason cease collectively to own, directly or indirectly, more than 33-1/3% percent of the outstanding limited partnership units of Alliance Holdings GP, L.P., (ii) Alliance GP, LLC shall at any time for any reason cease to be the sole or managing general partner of Alliance Holdings GP, L.P., (iii) the managing general partner of the Company shall at any time for any reason cease to be the sole or managing general partner of the MLP or (iv) Alliance Holdings GP, L.P. ceases to control, directly or indirectly, the Company.

For purposes of clause (i) above, “AHGP Management Investors” means any of (1) C-Holdings, LLC, (2) the management, officers and/or directors of Alliance GP, LLC and/or the sole or managing general partner of the Company who are also unit holders (or partners or shareholders) of Alliance Holdings GP, L.P. (all such persons of management, officers and directors, collectively, the “Management Persons”), (3) any corporation, limited liability company, partnership, trust or other legal entity owned, directly or indirectly, by such Management Person or by such Management Person and his or her spouse or direct lineal descendent or, in the case of a trust, as to which such Management Person is (either individually or together with such Management Person’s spouse) a trustee, and/or (4) any Person that is a party to that certain Transfer Restrictions Agreement (so long as such Transfer Restrictions Agreement remains in effect).

“Transfer Restrictions Agreement” means that certain Transfer Restrictions Agreement, dated as of June 13, 2006, by and among Alliance Holdings GP, L.P., Alliance GP, LLC, C-Holdings, LLC, Joseph W. Craft III, Alliance Resource Holdings II, Inc., Alliance Resource Holdings, Inc., Alliance Resource GP, LLC and each other party named therein as a party thereto, as the same may be amended, modified or supplemented.

(g) Calculations. All calculations contemplated in this Section 23 involving the Capital Stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of Capital Stock of such Person were exercised at such time.

Section 1.5. Exhibit B of the Note Purchase Agreement shall be and is hereby amended by amending in their entirety the following definitions to read as follows:

“Available Cash” means, with respect to any fiscal quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such fiscal quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from Working Capital Borrowings made subsequent to the end of such fiscal quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such fiscal quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt installment or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 of the MLP Agreement in respect of any one or more of the next four fiscal quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the MLP is unable to distribute the Minimum Quarterly Distribution on all MLP Units, plus any Cumulative Common Unit Arrearage on all MLP Units, with respect to such fiscal quarter, and provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such fiscal quarter but on or before the date of determination of Available Cash with respect to such fiscal quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such fiscal quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the fiscal quarter in which the Liquidation Date occurs and any subsequent fiscal quarter shall equal zero.

For purposes of the definition of “Available Cash”, the following terms shall have the following meanings:

“Cumulative Common Unit Arrearage” has the meaning assigned to such term in the MLP Agreement.

“Group Member” means a member of the Partnership Group.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (b) of the first sentence of Section 12.2 of the Partnership Agreement, the date on which the applicable time period during which the partners of the Company have the right to elect to reconstitute the Company and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Minimum Quarterly Distribution” has the meaning assigned to such term in the MLP Agreement.

“Partnership Group” means the Company and all Subsidiaries, treated as a single consolidated entity.

“Working Capital Borrowings” means borrowings under the Bank Facility giving rise to Debt incurred for working capital purposes and for the purpose of making distributions to the MLP.

“Bank Facility” means that certain Second Amended and Restated Credit Agreement dated as of September 25, 2007 among the Company, the Initial Lenders, Initial Issuing Banks and Swing Line Bank, as named therein, JPMorgan Chase, N.A., as paying agent, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as co-administrative agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint lead arrangers and joint bookrunners, as the same may from time to time be supplemented, amended, restated, renewed, extended or replaced.

“Company” means Alliance Resource Operating Partners, L.P., a Delaware limited partnership or any successor that becomes such in the manner prescribed in Section 10.4.

“Consent and Agreement” is defined in Section 10.8.

“Consolidated Adjusted Restricted Subsidiary Debt” means all Debt of Restricted Subsidiaries other than

(a) Debt owing to the Company or to a Restricted Subsidiary with respect to which the Company shall have at least the same degree of ownership and control as it does with respect to the indebted Restricted Subsidiary; and

(b) Debt consisting of unsecured obligations of Subsidiary Guarantors under (i) the Subsidiary Guaranty Agreement or (ii) any Qualified Subsidiary Guaranty which is executed and remains outstanding in conformity with the provisions of Section 10.8.

“Consolidated Cash Flow” means, as of any date of determination for any applicable period, the excess, if any, of (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in the determination of Consolidated Net Income for such period, without duplication, (A) Consolidated Non-Cash Charges, (B) Consolidated Interest Expense and (C) Consolidated Income Tax Expense, over (b) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) any non-cash items increasing Consolidated Net Income for such period to the extent that such items constitute reversals of Consolidated Non-Cash Charges for a previous period and which were included in the computation of Consolidated Cash Flow for such previous period pursuant to the provisions of the preceding clause (a) and (ii) any cash charges for such period to the extent that such charges constituted non-cash items for a previous period and to the extent such charges are not otherwise included in the determination of Consolidated Net Income; provided that in calculating Consolidated Cash Flow for any such period, (1) full effect shall be given to the proviso to the definition of “Consolidated Interest Expense” set forth below and (2) Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for such period, in all respects in accordance with GAAP, to any Transfer or Asset Acquisitions (including, without limitation any Asset Acquisition by the Company or any Restricted Subsidiary giving rise to the need to determine Consolidated Cash Flow as a result of the Company or one of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as result of any such Asset Acquisition) incurring, assuming or otherwise becoming liable for any Debt) occurring during the period commencing on the first day of such period to and including the date of the transaction, as if such Transfer or Asset Acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, as of any date of determination for any applicable period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP): (a) all interest in respect of Debt of the Company and its Restricted Subsidiaries whether paid or accrued (including non-cash interest payments and imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, and (b) all debt discount (but not expense) amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP; provided that there shall be excluded:

(a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition;

(b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Restricted Subsidiary in the form of cash dividends or similar cash distributions;

(c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(d) any aggregate net gain or loss during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets, and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities); and

(e) any net income or gain or loss during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, or (iii) any extraordinary or non-cash unusual items.

“Debt” means, with respect to any Person, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capital Lease Obligations;

(d) all liabilities secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities) but excluding, for the avoidance of doubt, all liabilities for taxes that are secured (whether by operation of law or otherwise) by a Lien on such property;

(e) all its liabilities in respect of letters of credit or instruments serving a similar function or surety bonds issued or accepted for its account by banks or other financial institutions (whether or not representing obligations for borrowed money), other than any such liabilities that are incurred in the ordinary course of business of such Person and

(i) that consist of liabilities in respect of surety bonds (other than liabilities in respect of letters of credit issued to any insurance company or other issuer of a surety bond as credit support for such Person’s reimbursement obligations to such insurance company or other institution acting as issuer of such surety bond) where such surety bonds are issued to support such Person’s obligations in respect of workmen’s compensation, unemployment insurance, reclamation laws or mining activities or activities incidental, supplemental or related to mining activities, the payment of retirement benefits or performance guarantees relating to coal deliveries or insurance deductibles, or

(ii) that consist of liabilities in respect of letters of credit or instruments serving a similar function which are issued to support such Person’s obligations (including surety bond obligations) in respect of workmen’s compensation, unemployment insurance, reclamation laws or mining activities or activities incidental, supplemental or related to mining activities, the payment of retirement benefits or performance guarantees relating to coal deliveries or insurance deductibles and aggregating no more than $20,000,000 at anytime outstanding for all of the liabilities contemplated by this clause (ii); or

(iii) which are issued in respect of current trade payables of such Person;

(f) Swaps of such Person, to the extent required to be reflected on a balance sheet of such Person prepared as of any date of determination in accordance with GAAP;

(g) Preferred Stock of Restricted Subsidiaries owned by Persons other than the Company, a Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary; and

(h) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental Law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Institutional Investor” means (a) any purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company to perform its payment obligations or its obligations under Sections 9 or 10 or any other material obligations under this Agreement and the Notes, (c) the ability of the Subsidiary Guarantors, taken as a whole, to perform their payment obligations or other material obligations under the Subsidiary Guaranty Agreement, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty Agreement.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the General Partner whose responsibilities extend to the subject matter of such certificate.

“Option Properties” is defined in Section 9.8.

“Permitted Investments” means, at any time, all of the following:

(a) Investments in property to be used in the ordinary course of business of the Company and its Restricted Subsidiaries;

(b) Investments in current assets arising from the sales of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(c) Investments in one or more Restricted Subsidiaries or any Person that concurrently with such Investment becomes a Restricted Subsidiary;

(d) Investments by the Restricted Subsidiaries in the Company otherwise expressly permitted in this Agreement;

(e) Investments in United States Governmental Securities maturing within one year from the date of acquisition;

(f) Investments in certificates of deposit, banker’s acceptances or other bank instruments maturing within one year from the date of acquisition thereof, issued by Acceptable Banks;

(g) Investments in Repurchase Agreements;

(h) Investments in obligations of any state of the United States of America, or any municipality of any such state, in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within one year from the date of acquisition thereof;

(i) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is rated Al or better by S&P or P1 or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; and

(j) Other Investments, provided that the aggregate of all such other Investments would not exceed 20% of Consolidated Total Assets.

As used in this definition of “Permitted Investments”:

“Acceptable Bank” means (i) any bank or trust company (a) which is organized under the laws of the United States of America or any State thereof, (b) which has capital, surplus and undivided profits aggregating at least $500,000,000, and (c) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “AA-“ or better by S&P, “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing or the commercial paper or other short-term unsecured debt obligations of which (or the short-term unsecured debt obligations of the holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “Al” or better by S&P or “Prime 1” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing or (ii) any bank party to the Bank Facility.

“Acceptable Broker-Dealer” means any Person other than a natural Person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall have been given a rating of “AA-“ or better by S&P, “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“Moody’s” means Moody’s Investors Service, Inc.

“Repurchase Agreement” means any written agreement.

(a) that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Restricted Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the Company or such Restricted Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Restricted Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 65 days after such transfer of funds,

(b) in respect of which the Company or such Restricted Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c) in connection with the Company or such Restricted Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien on such United States Governmental Securities.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United Sates of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the General Partner with responsibility for the administration of the relevant portion of this Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the General Partner.

“Wholly Owned” means, at any time, with respect to any Subsidiary of any Person, a Subsidiary of which at least ninety-eight percent (98%) of all of the equity interests (except directors’ qualifying shares) and Voting Stock are owned by any one or more of such Person and such Person’s other Wholly Owned Subsidiaries at such time.

Section 1.6. Exhibit B of the Note Purchase Agreement shall be and is hereby further amended by adding thereto in alphabetical order the following definitions:

“Acquisition Period” means the period commencing on a Trigger Date and ending on the earlier of (a) the delivery by the Company to the holders of the Notes of a pro forma compliance certificate certifying, among other information set forth in the compliance certificate, that the Consolidated Debt to Consolidated Cash Flow Ratio referred to in Section 10.1(a) is not greater than 3.5 to 1.0 and (b) the 180th day after the Trigger Date. For clarification purposes, there may be only one Acquisition Period at any time but more than one Permitted Acquisition may occur during any one Acquisition Period.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Consolidated Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Debt of the Company and its Restricted Subsidiaries outstanding on such date (without duplication), after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Debt to Consolidated Cash Flow Ratio” means, at any date of determination, the ratio of Consolidated Debt of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which financial statements are required to be delivered to the holders of the Notes pursuant to Section 7.1(a) or (b), as the case may be, to Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such fiscal quarter and the immediately preceding three fiscal quarters; provided that for purposes of the computation of the Consolidated Debt to Consolidated Cash Flow Ratio pursuant to Section 10.1, “Consolidated Debt” shall not include any Non-Recourse Debt and “Consolidated Interest Expense” (as used in the definition of “Consolidated Cash Flow”) shall not include any interest on Non-Recourse Debt.

“Contract Price” is defined in Section 9.8.

“First Amendment” means that certain First Amendment dated as of June 26, 2008 to Note Purchase Agreement among the Company and the holders of the Notes party thereto.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Cash Flow to (b) Consolidated Interest Expense during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the holders of the Notes pursuant to Section 7.1(a) or (b), as the case may be.

“MLP” means Alliance Resource Partners, L.P., a Delaware limited partnership.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of September 15, 2005, as amended by Amendment No. 1 thereto, entered into effective as of May 15, 2006, Amendment No. 2 thereto, dated as of October 25, 2007, and Amendment No. 3 thereto, executed as of April 14, 2008, and as the same may be further amended, restated, modified or supplemented after the date hereof, to the extent permitted under the Note Documents.

“MLP Units” means the common units of the MLP.

“New Guarantor” is defined in Section 10.8.

“2008 Note Agreement” shall mean that certain Note Purchase Agreement dated as of June 26, 2008 between the Company and the holders of the 2008 Notes, as the same may from time to time be supplemented, amended or restated.

“2008 Notes” shall mean (a) the 6.28% Senior Notes, Series A, due June 26, 2015 in the original principal amount of $205,000,000 and (b) the 6.72% Senior Notes, Series B, due June 26, 2018 in the original principal amount of $145,000,000 issued under and pursuant to the 2008 Note Agreement.

“Non-Recourse Debt” means any Debt in respect of which the Person to which such Debt is owed has no recourse to the Company or any Restricted Subsidiary.

“Note Documents” means (a) this Agreement, (b) the Notes, (c) the Subsidiary Guaranty Agreement and (d) the Intercreditor Agreement, in each case as amended, restated, modified or supplemented.

“Notional Debt” is defined in Section 9.8.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership Agreement, dated as of August 20, 1999, of the Company, as amended, restated, modified or supplemented in accordance with the terms of this Agreement.

“Permitted Acquisition” means any acquisition (including any Investment) or series of related acquisitions, whether by Capital Stock or asset purchase, merger, consolidation or otherwise, of (i) all or substantially all of the assets of any other Person or a division or line of business thereof or a coal mine or other operating facility, or (ii) any coal reserves or series of related coal reserves; provided that, in the case of any such acquisition (or series of related acquisitions) pursuant to any of clause (i) or (ii) hereof, (x) the aggregate purchase price paid or payable in connection with such acquisition (or series of related acquisitions) is equal to or greater than $75,000,000 (when taking into account all cash, securities, deferred purchase price, royalty payments, assumption of indebtedness and other consideration so paid or payable) and (y) such acquisition is permitted by the provisions of Section 10.4 or 10.6.

“Qualified Debt” is defined in Section 10.5.

“Qualified Debt Agreement” means (a) the Bank Facility and (b) any credit, loan, note or like agreement under which Debt of the Company is issued and outstanding and which Debt is guaranteed by any Subsidiary Guarantor, as any such agreement may, from time to time, be supplemented, amended, renewed, extended or replaced.

“Qualified Subsidiary Guarantor” is defined in Section 2.2.

“Related Documents” means, the Partnership Agreement and the MLP Agreement.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Trigger Date” means the closing date of any Permitted Acquisition where the pro forma Consolidated Debt to Consolidated Cash Flow Ratio is greater than 3.5 to 1.0, thereby initiating an Acquisition Period.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Section 1.7. Schedules 5.15 and 10.10 of the Note Purchase Agreement shall be and are hereby amended in their entirety to read as set forth in Exhibits A and B hereto, respectively, as though the representations and statements as to which such Schedules relate were made as of the date of this First Amendment.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1. To induce the Signatory Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment for the benefit of all Noteholders), the Company represents and warrants to the Noteholders that:

(a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder, partner or similar action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of limited partnership or limited partnership agreement, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Facility, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

(d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

(e) all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof (except to the extent any such representation or warranty relates to an earlier date, in which case such representation or warranty was true and correct in all material respects as of such earlier date).

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 60% of the outstanding principal of the Notes, shall have been delivered to the Noteholders (and set forth opposite the name of each Signatory Noteholder on Schedule 1 hereto is the current outstanding aggregate principal amount and registration number of each Note held by such Signatory Noteholder);

(b) the Intercreditor Agreement shall have been duly executed by the parties thereto;

(c) the Noteholders shall have received evidence satisfactory to them that the Bank Facility has been amended substantially as proposed in the form annexed hereto as Exhibit C;

(d) the Noteholders shall have received a copy of the resolutions of the General Partner of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by the Secretary or an Assistant Secretary of the General Partner, which resolutions shall be in form and substance reasonably acceptable to the Signatory Noteholder;

(e) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(f) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Signatory Noteholders; and

(g) the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment shall have been paid.

Upon receipt of all of the foregoing, this First Amendment shall become effective as against all Noteholders and the Company.

SECTION 4. MISCELLANEOUS.

Section 4.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 4.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4. This First Amendment shall be governed by and construed in accordance with New York law.

Section 4.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.

By:	Alliance Resource Management GP, LLC, its managing general partner

By:	/s/ Brian L. Cantrell
Its: Senior Vice President and Chief
Financial Officer

Accepted and Agreed to:

THE Prudential Insurance COMPANY of AMERICA

By:	/s/ Timothy M. Laczkowski
Title: Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Timothy M. Laczkowski
Title: Vice President

BAYSTATE INVESTMENTS, LLC

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Timothy M. Laczkowski
Title: Vice President

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Ben Vance
Title: Vice President

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Ben Vance
Title: Vice President

RIVER SOURCE LIFE INSURANCE COMPANY

By:	/s/ Timothy J. Masek
Title: Vice President - Investments

Each of the undersigned hereby confirms its continued Guaranty of the obligations of the Company under the Note Purchase Agreement, as amended hereby, pursuant to the terms of the Subsidiary Guaranty Agreement dated as of August 16, 1999 (as supplemented to date) on this 26th day of June, 2008.

ALLIANCE COAL, LLC

ALLIANCE DESIGN GROUP, LLC

ALLIANCE LAND, LLC

ALLIANCE PROPERTIES, LLC

ALLIANCE RESOURCE PROPERTIES, LLC

ALLIANCE SERVICE, INC.

BACKBONE MOUNTAIN, LLC

EXCEL MINING, LLC

GIBSON COUNTY COAL, LLC

HOPKINS COUNTY COAL, LLC

MATRIX DESIGN GROUP, LLC

MC MINING, LLC

METTIKI COAL, LLC

METTIKI COAL (WV), LLC

MT. VERNON TRANSFER TERMINAL, LLC

PENN RIDGE COAL, LLC

PONTIKI COAL, LLC

RIVER VIEW COAL, LLC

TUNNEL RIDGE, LLC

WARRIOR COAL, LLC

WEBSTER COUNTY COAL, LLC

WHITE COUNTY COAL, LLC

By:	/s/ Brian L. Cantrell
Title: Senior Vice President and and Chief Financial Officer